Exhibit 99.1

COHERENT, INC. PRICES $175 MILLION PRIVATE PLACEMENT

OF 2.75% CONVERTIBLE SUBORDINATED NOTES DUE 2011

Santa Clara, California — March 7, 2006 — Coherent, Inc. (NASDAQ: COHR) announced today the pricing of its offering of $175 million aggregate principal amount of convertible subordinated notes due 2011 to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933.  The sale of the notes to the initial purchaser is expected to close on March 13, 2006, subject to satisfaction of customary closing conditions.  The company has also granted to the initial purchaser a 30-day option to purchase up to an additional $25 million of notes solely to cover over-allotments.

The five–year notes will bear interest at a rate of 2.75% per year and will be subordinated to all present and future senior indebtedness of the company.  The notes will be convertible, subject to certain conditions.  Upon conversion of a note a holder will receive cash in an amount equal to the lesser of $1,000 and the conversion value and, if the conversion value is greater than $1,000, payment of the excess value, at the company’s option, in the form of cash, shares of company common stock or a combination of cash and common stock.  The initial conversion rate is 26.1288 shares of common stock per $1,000 principal amount of the notes (which is equivalent to an initial conversion price of approximately $38.27 per share), subject to adjustment upon the occurrence of certain events.  This represents a conversion premium of approximately 30% relative to the last reported sale price of the company’s common stock on the Nasdaq National Market on March 7, 2006.

The company intends to use the net proceeds of the offering to fund a portion of the merger consideration for its previously announced acquisition of Excel Technology, Inc.  The consummation of the acquisition is subject to a number of risks and uncertainties.  If the Excel acquisition does not occur, the company intends to use net proceeds of the offering for working capital and other general corporate purposes, including potential acquisitions.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

The securities will not be registered under the Securities Act of 1933 or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act of 1933 and applicable state laws.